Exhibit 3.96

OPERATING AGREEMENT

OF

LIMITED LIABILITY COMPANY OF

Advanced Disposal Services Macon, LLC

TABLE OF CONTENTS

PAGE
ARTICLE I

Formation of Limited Liability Company

1.1 Formation	8

1.2 Name	8

1.3 Principal Offices	8

1.4 Agent for Service of Process	8

1.5 Agreement	8

1.6 Certificates, Documents and Fees	8

1.7 Definitions	9

ARTICLE II

Term

ARTICLE III

Business Purpose and Powers of the Limited Liability Company

3.1 Business Purpose	9

3.2 Powers	9

3.3 Title to Limited Liability Company Property	9

ARTICLE IV

Membership and Percentage Interests

4.1 Members	10

4.2 Representations and Warranties	10

4.3 LLC Percentage Interest	10

4.4 Additional Members	10

4.5 Resignation or Withdrawal of a Member	11

4.6 Certificates	11

4.7 Register, Registration of Transfer and Exchange	11

4.8 Mutilated, Destroyed, Lost or Stolen Certificates	11

4.9 Authorization and Issuance of Units	12

ARTICLE V

Capital Contributions and Financing

5.1 Initial Capital Contributions	12

5.2 Additional Capital Contributions and Member Loans	13

5.3. Capital Accounts Generally	13

5.4 No Interest on Initial Capital; Additional Capital Contributions Interest	13

ARTICLE VI

Meetings; Dealings Between Members; Reserved Authority of Members

6.1 Meetings	14

6.2 Special Meetings	14

6.3 Action without Meeting	14

6.4 Telephonic Meetings	14

6.5 Dealings with Members	14

6.6 Authority of Members	14

6.7 Amendment of Certificate of Formation or Operating Agreement	15

6.8 Limitation of Member Powers	15

ARTICLE VII

Management

7.1 Board of Directors	15

7.2 Selection and Removal of Directors	16

7.3 Exercise of Authority Granted to the Board of Directors	16

7.4 Meetings of the Board of Directors	17

7.5 Officers of the LLC	18

7.6 Limitation on Directors’ Powers	18

7.7 Execution of Documents	18

7.8 Budgets	19

7.9 General Duties of	19

ARTICLE VIII

Profits and Losses; Special Allocations

8.1 Taxation as Partnership	20

8.2 Profits	20

8.3 Losses	20

8.4 Special Allocations	20

8.5 Curative Allocations	22

8.6 Loss Limitation	22

8.7 Other Allocation Rules	22

8.8 Tax Allocations: Code Section 704(c)	23

ARTICLE IX

Distributions

9.1 Net Cash Flow	23

9.2 Amounts Withheld	24

9.3 Distributions In-Kind	24

9.4 Tax Distribution	24

ARTICLE X

Restriction on Transfers of Percentage Interests

10.1 Assignment	24

10.2 Changes in Control of Corporation or Entity	24

10.3 Transfer to Controlled Entity	25

10.4 Effect of Assignment; Documents	25

10.5 Transfer in Violation	25

10.6 Tag-Along and Drag-Along Rights	25

10.7 INTENTIONALLY LEFT BLANK	26

10.8 Sale Upon Bankruptcy or Creditor’s Levy or Involuntary Transfer	26

10.9 Purchase Price	27

10.10 Terms of Payment	27

10.11 Unit Exchange	27

10.12 Consent to Merger	28

10.13 Obligations of Members as Guarantors	28

10.14 Obligations of Members as to Security	29

ARTICLE XI

Dissolution and Termination

11.1 Events Triggering Dissolution	29

11.2 Termination	29

11.3 Articles of Dissolution	30

ARTICLE XII

Liability and Indemnification; Conflict of Interest

12.1 Viability and Indemnification	30

12.2 Conflict of Interest	30

ARTICLE XIII

Accounting

13.1 Method of Accounting	31

13.2 Books and Records	31

13.3 Annual Reports	31

13.4 Federal Tax Returns	31

ARTICLE XIV

Reports and Statements

14.1 Tax Return Information	31

14.2 Financial Statements	31

ARTICLE XV

Definitions

15.1 Act	32

15.2 Additional Capital Contribution	32

15.3 Adjusted Capital Account Deficit	32

15.4 Affiliate	32

15.5 Agreement	32

15.6 Attorneys’ Fees	32

15.7 Authorized Representatives	32

15.8 Board of Directors	32

15.9 Capital Account	33

15.10 Capital Contributions	34

15.11 Code	34

15.12 Contracts	34

15.13 Current Operating Expenditures	34

15.14 Director	34

15.15 Depreciation	34

15.16 Fiscal Year	34

15.17 Gross Asset Value	34

15.18 Gross Revenue	35

15.19 Initial Capital Contribution	35

15.20 LLC	35

15.21 LLC Interest or Interest	35

15.22 Majority Vote	36

15.23 Member Nonrecourse Debt	36

15.24 Member Nonrecourse Debt Minimum Gain	36

15.25 Member Nonrecourse Deductions	36

15.26 Net Cash Flow	36

15.27 Nonrecourse Deduction	36

15.28 Nonrecourse Liability	36

15.29 Officers	36

15.30 Operating Budget	36

15.31 Percentage Interest	36

15.32 Profits and Losses	36

15.33 Property	37

15.34 Regulations	37

15.35 Transfer	37

15.36 Unanimous Vote	37

15.37 Units	38

ARTICLE XVI

Miscellaneous

16.1 Amendment	38

16.2 Governing Law	38

16.3 Partition of the Property	38

16.4 Notices	38

16.5 No Waivers	38

16.6 Severability	38

16.7 Benefits: Binding Effect	38

16.8 Headings	39

16.9 Pronouns and Plurals	39

16.10 Interpretation	39

16.11 Counterparts	39

16.12 Arbitration	39

16.13 Time of Essence	39

16.14 No Third Party Beneficiary	39

16.15 Liability to Third Parties	40

16.16 Integration	40

16.17 Facsimile Signatures	40

OPERATING AGREEMENT

OF

LIMITED LIABILITY COMPANY OF

Advanced Disposal Services Macon, LLC

THIS OPERATING AGREEMENT OF LIMITED LIABILITY COMPANY (the “Agreement”), is made and entered into as of the      day of         , 2000, by Advanced

Disposal Services, LLC, a Delaware limited liability company (“Holding Company”), as the initial member of Advanced Disposal Services Macon, LLC, a Delaware limited liability company (the “LLC”). The Holding Company and all future members of the LLC are sometimes referred to herein as the “Members” and sometimes individually referred to herein as a “Member.”

ARTICLE I

Formation of Limited Liability Company

1.1 Formation. The LLC was formed pursuant to the Delaware Limited Liability Company Act by filing a Certificate of Formation conforming to the requirements of the Act to be filed with the office of the Secretary of State of Delaware.

1.2 Name. The business and affairs of the LLC shall be conducted solely under the name “Advanced Disposal Services Macon, LLC” and such name shall be used at all times in connection with the LLC’s business and affairs.

1.3 Principal Offices. The LLC’s principal offices shall be located at 2723 Sheraton Dr., Bldg E Ste. 160, Macon, GA 31204, or such other location as the Board of Directors may determine from time to time by Majority Vote.

1.4 Agent for Service of Process. Until such time as the Board of Directors has appointed a different person to act as the agent of the LLC for service of process, the LLC’s agent for service of process (i) in the state of Delaware shall be CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801; and (ii) in the state of Georgia shall be CT Corporation System, 1201 Peachtree Street NE, Atlanta, GA 30361.

1.5 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended pursuant to Section 16.1 hereof. It is the express intention of the parties hereto that this Agreement shall be the sole statement of agreement among them, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations, or is expressly prohibited or ineffective under the Act, the Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule. To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of the Agreement that was formerly invalid, such provision shall be considered to be a part of this Agreement from and after the date of such interpretation or amendment.

1.6 Certificates, Documents and Fees. The Members agree to execute and timely file, record and, to the extent required by law, publish, such certificates and other documents and to take such other acts, including the payment of filing fees and other out-of-pocket costs associated with formation of the LLC, as may be necessary or appropriate to comply with the requirements of the Act for formation, continuation and operation of the LLC in the state of Delaware, as well as any other applicable provisions of law.

1.7 Definitions. Terms not otherwise defined in this Agreement shall have the meanings set forth in Article XV hereof.

ARTICLE II

Term

The LLC shall commence upon the filing of the Certificate of Formation. The LLC shall continue until terminated pursuant to Article XI hereof.

ARTICLE III

Business Purpose and Powers of the Limited Liability Company

3.1 Business Purpose.

(a) The purpose of the LLC shall be to (i) engage in and invest in companies engaged in the business of collection, transportation and disposal of residential and commercial solid waste; (ii) engage in such other activities as are reasonably incidental to the purpose and business of the LLC set forth in clause (i); and (iii) engage in such other activities as the Board of Directors may, from time to time, direct (the activities described in the foregoing clauses (i) through (iii) are herein referred to as the “Business”).

(b) In no event shall this Agreement be held or construed to imply the existence of a partnership or any other relationship among the Members with regard to matters, trades or businesses or enterprises outside the scope of this Agreement, and no Member shall have any power or authority under this Agreement to act as the partner, agent or representative of any other Member with regard to any matter beyond the scope of this Agreement.

(c) Nothing contained in this Agreement shall be deemed to restrict in any way the rights of any Member or any director, officer, shareholder or Affiliate of any Member, to engage in, or to conduct any other activity or trade or business.

3.2 Powers. The LLC is authorized to operate the Business, enter into contracts and agreements in furtherance of the Business, and to do all other things necessary or appropriate to conduct the Business, finance its affairs, and otherwise carry out the purpose of the LLC as set forth in Section 3.1(a) hereof.

3.3 Title to Limited Liability Company Property. All assets acquired by the LLC shall at all times be held in the name of the LLC.

ARTICLE IV

Membership and Percentage Interests

4.1 Members. The initial Member of the LLC is the Holding Company.

4.2 Representations and Warranties. Each Member hereby represents and warrants to the LLC and each other Member as follows:

(a) Authorization. If the Member is an organization, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full power and authority to execute and enter into this Agreement and to perform its obligations hereunder and that all actions necessary for the due authorization, execution, delivery and performance by that Member of this Agreement have been duly taken;

(b) Compliance with Other Instruments. The Member’s authorization, execution, delivery, and performance of this Agreement does not conflict with any other Agreement or arrangement to which such Member is a party or by which it is bound;

(c) Purchase Entirely for Own Account. The Member is acquiring its or his interest in the LLC for the Member’s own account for investment purposes only and not with a view to or for resale, distribution, subdivision, or fractionalization thereof and has no contract, understanding, agreement or arrangement of any kind with any person to sell, transfer, or pledge to any person its or his interest or any part thereof nor does such Member have plans to enter into such arrangement;

(d) Investment Experience. By reason of their business or financial experience, the Members have the capacity to protect their own interest in connection with the transactions contemplated hereunder, are able to bear the risks of an investment in the LLC, and at the present time could afford a complete loss of the investment;

(e) Disclosure of Information. Each Member is aware of the LLC’s business affairs and financial condition and has acquired sufficient information about the LLC to reach an informed and knowledgeable decision to acquire an interest in the LLC;

(f) Federal and State Securities Laws. Assuming federal and state securities laws apply to the interests described herein, each Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by any Member without appropriate registration or the availability of an exemption from such requirements.

4.3 LLC Percentage Interest. Ownership of the LLC shall be divided into, represented by, and each Member’s Percentage Interest shall be expressed in Units of the LLC. The name, address, Units and Percentage Interest of each Member are set forth on Appendix A attached hereto, which may be amended from time to time as necessary to reflect changes in the Percentage Interests and Units held by the Members.

4.4 Additional Members. Additional Persons may acquire an Interest in the LLC and be admitted to the LLC as Members upon such terms and conditions as the Board of Directors may determine by Majority Vote.

4.5 Resignation or Withdrawal of a Member. Subject to the provisions for transfer contained in Article X, no Member shall have the right to resign or withdraw from membership in the LLC or withdraw his interest in the capital of the LLC.

4.6 Certificates. Certificates (“Certificates”) evidencing Units shall be consistent with the form required by the laws of Delaware and this Agreement, The LLC shall issue to each Member one or more Certificates, signed by the appropriate officers of the LLC. Certificates shall be consecutively numbered and shall be entered in the books and records of the LLC as they are issued and shall exhibit the holder’s name and number of Units.

4.7 Register, Registration of Transfer and Exchange.

(a) The LLC shall keep or cause to be kept on behalf of the LLC a register that will provide for the registration and transfer of Units. The LLC shall not recognize transfers of Units unless the same are effected in the manner described in this Section 4.7. Upon surrender for registration of transfer of any Certificate, and subject to the provisions of this Section 4.7, the appropriate officers of the LLC shall execute in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Units as was evidenced by the Certificate so surrendered.

(b) No charge shall be imposed by the LLC for any transfer, provided, that, as a condition to the issuance of any new Certificate under this Section 4.7, the LLC may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By transfer of Units in accordance with this Section 4.7, the transferor shall be deemed to have given the transferee the right to be admitted to the LLC as a Member, and each transferee of Units (including any nominee holder or an agent acquiring such Units for the account of another person) shall become a Member with respect to the Units so transferred to such person when any such transfer and admission is reflected in the books and records of the LLC.

(d) The LLC shall be entitled to recognize the holder as the owner of Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other person, whether or not the LLC shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any securities exchange on which the Units are listed for trading.

(e) Each distribution in respect of Units shall be paid by the LLC, only to the holders thereof as of the record date set for the distribution. Such payment shall constitute full payment and satisfaction of the LLC’s liability in respect of such payment, regardless of any claim of any person who may have an interest in such payment by reason of an assignment or otherwise.

4.8 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the LLC, then the appropriate officer on behalf of the LLC shall execute a new Certificate evidencing the same aggregate number and type of Units as the Certificate so surrendered.

(b) The appropriate officers on behalf of the LLC shall execute and deliver a new Certificate in place of any Certificate previously issued if the holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to an officer, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the LLC has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested, delivers to the LLC a bond, in form and substance satisfactory to the LLC, with surety or sureties and with fixed or open penalty as the LLC may reasonably direct, in its sole discretion, to indemnify the LLC against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the LLC.

If a Member fails to notify the LLC within a reasonable time after it has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the LLC receives such notification, the Member shall be precluded from making any claim against the LLC for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate hereunder, the LLC may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

4.9 Authorization and Issuance of Units.

(a) A total of One Hundred Thousand (100,000) Units are hereby authorized for issuance. The number of Units authorized fox issuance pursuant to this Section 4.9 may be increased from time to time as deemed necessary by the Board of Directors.

(b) Units issued for such consideration as the Board of Directors determines to be appropriate shall be deemed to be fully paid and non-assessable if the entire amount of such consideration has been received by the LLC for such Units in the form of cash, property or services rendered.

ARTICLE V

Capital Contributions and Financing

5.1 Initial Capital Contributions.

(a) The Holding Company has contributed in cash in the amount of One Thousand Dollars ($1,000.00) to the capital of the LLC.

(b) Should Delaware law require additional nominal capital contribution for the establishment of the LLC, each Members’ additional capital contribution shall be in proportion of their Percentage Interests.

(c) Immediately following the foregoing contributions, the Capital Accounts of the Members shall be in proportion of their Percentage Interests.

5.2 Additional Capital Contributions and Member Loans.

(a) The Members acknowledge that the LLC may require additional funds for the regular operations or in order to expand or further develop the Business of the LLC. In such event, the Members may elect:

(i) by Majority Vote, allow Members to make a loan to the LLC on a pro rata basis as determined by each Members’ Percentage Interest at the times of such loan (a “Member Loan”). Each Member Loan shall bear interest at the rate of two percent (2%) per annum in excess of the Prime Rate reported in The Wall Street Journal, adjusted daily so long as such Member Loan remains outstanding; or

(ii) by Majority Vote, to make additional capital contributions (such amounts referred to herein as “Additional Capital Contributions”). Additional Capital Contributions shall bear interest at the rate of two percent (2%) per annum in excess of the Prime Rate reported in The Wall Street Journal adjusted daily. The Percentage Interests of the Members shall not be changed or otherwise affected by the funding or failure to fund Additional Capital Contributions pursuant to this Section 5 2(a)(ii).

Except as provided in this Section 5.2, no Member shall be required, nor entitled, to make (i) any Additional Capital Contributions, or (ii) any Member Loans to the LLC.

(b) The Member Loans shall be repaid pursuant to Article IX hereof.

5.3 Capital Accounts Generally.

(a) Whenever it is necessary to determine the Capital Account of any Member for any purpose hereunder, the Capital Account of such Member shall be determined after giving effect to all adjustments provided for herein for the current Fiscal Year in respect of transactions effected prior to the date such determination is to be made.

(b) No Member shall be entitled to withdraw any part of its Capital Account, or to receive any distribution from the LLC except as specifically provided in this Agreement.

5.4 No Interest on Initial Capital; Additional Capital Contributions Interest. No interest shall be paid on Initial Capital Contributions, but the LLC shall pay interest on (1) all Member Loans, and (ii) all Additional Capital Contributions. All interest paid on Additional Capital Contributions made by Members shall be treated as a guaranteed payment under Code §707(c) and as an expense of the LLC. Interest received by a Member on such Additional Capital Contribution shall not be treated as a distribution of Net Cash Flow to such Member.

ARTICLE VI

Meetings; Dealings Between Members; Reserved Authority of Members

6.1. Meetings. The Members of the LLC may hold meetings, both regular and special, either within or without the state of Delaware. The meetings may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Members, or as shall be specified in a written waiver signed by all Members. Regular meetings of the Members may be held without notice at such time and place as shall from time to time be determined by Majority Vote of the Members.

6.2 Special Meetings. Special meetings of the Members may be called by any Member on four (4) days’ notice to each Member by mail or 48 hours’ notice to each Member either personally or by facsimile.

6.3 Action without Meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if the Members consent thereto by Majority Vote in writing and the writing or writings are filed with the minutes of the proceedings of the Members meetings.

6.4 Telephonic Meetings. Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

6.5 Dealings with Members.

(a) Except as provided in Section 5.2(a)(i) and (ii), none of the Members or their Affiliates shall receive compensation for services rendered to the LLC, without the approval of the Board of Directors, nor shall any Member enter into any transactions with the LLC either directly or through Affiliates, without the consent of the Board of Directors.

(b) A Member may be reimbursed for out-of-pocket expenses (including legal and accounting fees incurred in the formation of the LLC) incurred in connection with the Business of the LLC (but not the capitalization of the LLC) so long as the expenses then being reimbursed are (i) approved by the Board of Directors and (ii) reasonable and provided for in the then applicable Operating Budget.

6.6 Authority of Members.

(a) Notwithstanding anything contained herein to the contrary, the authority to determine the following matters with respect to the LLC shall be retained by the Members and any action with respect thereto may be taken by the Board of Directors and the Officers of the LLC (within such general or specific limits as may be determined by the Board of Directors) only after the Members have approved the action in question in accordance with this section:

Designation and removal of Directors pursuant to Section 7.2 below;

(ii) Except as authorized under Section 7.3(b)(xx) below, the merger, consolidation, unit exchange, conversion, recapitalization or reorganization of the LLC;

(iii) Obtaining Member Loans pursuant to Section 5.2(a)(i);

(iv) Making Additional Capital Contributions pursuant to Section 5.2(a)(ii);

(v) Amendment or termination of this Agreement; and

(vi) Dissolution of the LLC.

(b) The Members shall act by resolution pursuant to Section 6.1 or 6.2 above or by written action pursuant to Section 6.3 above in all cases by Majority Vote.

(c) All powers and authority not reserved to the Members pursuant to this Section 6.7 shall be exercised by the Board of Directors, including but not limited to the matters described in Section 7.3(b) below.

6.7 Amendment of Certificate of Formation or Operating Agreement. The Members shall have the duty and authority to amend the Certificate of Formation or this Agreement by Majority Vote as and to the extent necessary to reflect any and all changes or corrections necessary or appropriate as a result of any action taken by the Members in accordance with the terms of this Agreement.

6.8 Limitation of Member Powers. No Member acting alone shall, without the consent of the Members by Majority Vote, have any right or authority, either expressed or implied, to act for or bind the LLC.

ARTICLE VII

Management

7.1 Board of Directors.

(a) The LLC shall be managed by a Board of Directors which shall consist of two Directors selected by the Members as provided in Section 7.2. The Directors shall be considered managers for all purposes under the Act. The Directors, who shall serve until the first Annual Meeting or until their successors be selected, shall be Felix A. Crawford and Charles C. Appleby.

(b) Subject to the approval rights reserved to the Members as provided in this Agreement, the Board of Directors shall have exclusive authority and full discretion with respect to the management of the LLC.

(c) The Board of Directors shall act by resolution duly adopted by Majority Vote at a meeting of the Board of Directors or by consent in writing of a majority of Directors. Directors may vote or give their consent in person or by proxy.

(d) A quorum for a meeting of Directors shall consist of a majority of the Directors.

(e) Any action required to be taken at a meeting of the Board of Directors or at a meeting of a committee thereof may be taken without a meeting if a consent in writing, setting forth the action to be so taken, signed by a majority of the Directors or a majority of the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board of Directors or of the committee. Action taken under such a consent shall be effective when the last Director signs the consent (unless the consent provides a different effective date).

7.2 Selection and Removal of Directors.

(a) The Members shall be entitled to designate each Director by Majority Vote.

(b) The Members, by Majority Vote, may at any time, by notice to the other Members, remove any or all of their Directors, and substitute new Directors to serve in their stead. No Director shall be removed from office, with or without cause, without the consent of the Members by Majority Vote.

(c) If any Director is unwilling or unable to serve or is removed from office, the Members shall designate the successor to that Director by Majority Vote.

7.3 Exercise of Authority Granted to the Board of Directors.

(a) Subject to the limitations of Section 7.3(b), the Board of Directors may delegate such general or specific authority to the officers of the LLC as it from time to time considers desirable, and the officers of the LLC may, subject to any restraints or limitations imposed by the Board of Directors, exercise the authority granted to them.

(b) Notwithstanding anything contained herein to the contrary, the authority to determine the following matters with respect to the LLC shall be retained by the Board of Directors and any action with respect thereto may be taken by the officers of the LLC (within such general or specific limits as may be determined by the Board of Directors) only after the Board of Directors has approved the action in question in accordance with this Section:

(i) The appointment or removal of any Officer;

(ii) The determination of compensation (base salary and bonus) to be paid to any Officer or the entry into any agreement with respect to the employment of an Officer;

(iii) The adoption or amendment of any Employee Benefit Plan;

(iv) The adoption or amendment of the LLC’s annual Business Plan;

(v) The acquisition or start up of any business activity outside the scope of business of the LLC;

(vi) A decision to borrow money, other than trade debt in the ordinary course of business of the LLC or as provided in the Business Plan then in effect;

(vii) A decision to sell, convey, lease, transfer or dispose of all or any portion of the Property outside the ordinary course of business;

(viii) A decision to (a) create, incur, assume, finance, refinance or otherwise become liable with respect to any obligation for borrowed money of the LLC; (b) issue any bonds, debentures, notes or other evidences of indebtedness, in any transaction or series of transactions, that result or will result in such obligations and indebtedness being outstanding at any time in excess of any obligation or indebtedness approved in the Operating Budget of the LLC, and all other similar capital transactions; and (c) incurring any fixed or contingent liabilities which either singularly or in the aggregate exceed $5,000 per year except in the ordinary course of business;

(ix) The approval of each Operating Budget (including appropriate reserves for repair and replacement of Property and for working capital), as well as approval of any revision to the Operating Budget (including but not limited to any change of any line item in the Operating Budget);

(x) The entry into contracts or agreements (including, without limitation, any economic or material modification to previously approved contracts or agreements), other than those contracts and agreements contemplated by the Operating Budget;

(xi) The acquisition of real property or interests therein or the lease of real property;

(xii) A decision to commence, join in or settle any claim, action, suit or proceeding by, against or involving the LLC;

(xiii) Pledge, mortgage, hypothecate or otherwise encumber any of the LLC’s assets, other than as security for loans permitted by the Operating Budget;

(xiv) Agree to the compensation and other benefits payable to any employee of the LLC earning in excess of Fifty Thousand Dollars ($50,000.00) per year, and any compensation paid to or any benefit provided to a Member, or Affiliate of a Member of the LLC (except as provided in Section 6.5 hereof);

(xv) The admission of additional Members in the LLC;

(xvi) The issuance of Units and the consideration therefor;

(xvii) The adoption and implementation of any Unit Option Plan or similar non-qualified plan;

(xviii) Take any action to initiate a Bankruptcy (as defined in Subsection 10.1(b) below) of the LLC; and

(xix) Any change in the Business of the LLC;

(xx) The merger, consolidation, unit exchange, conversion, recapitalization or reorganization of the LLC into the Holding Company.

(xxi) Any material transaction outside the ordinary course of business; or

(xxii) Amend the Certificate of Formation or amend this Agreement of the LLC.

7.4 Meetings of the Board of Directors.

(a) The Directors shall hold not less than four regular meetings each year on such dates and at such times as may be designated by the Board of Directors or the President.

(b) Special meetings of the Board of Directors may be held at any time, upon call of the President or any Director.

(c) The Board of Directors shall cause to be kept a book of minutes of all its meetings in which there shall be recorded the time and place of such meeting, whether regular or special, and if special, by whom such meeting was called, the notice thereof given, the names of those present, and the proceedings thereof. Copies of any consents in writing shall also be filed in such minute book.

(d) Members of the Board of Directors may participate in a meeting of such Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence at such meeting.

7.5 Officers of the LLC.

(a) (i) The LLC shall have such officers as may be designated by the Board of Directors pursuant to Section 7.3(b)(i) from time to time, who shall act as agents of the LLC, who shall have such powers as are usually exercised by comparably designated officers of a Delaware corporation and who shall have the power to bind the LLC through the exercise of such powers, to the extent consistent with the terms hereof. The officers designated and/or confirmed as provided in Section 7.3(b)(i) shall, unless and until removed from office), act as agents of the LLC.

(ii) The President who shall act as Chief Executive Officer of the LLC, may from time to time and with the approval of the Board of Directors appoint subordinate officers, and who shall have such powers as are usually exercised by comparably designated officers of a Delaware corporation. The President of the LLC shall be Appleby.

(b) The President shall report to the Board of Directors.

7.6 Limitation on Directors’ Powers. No Director acting alone shall, without the consent of the Board of Directors, have any right or authority, either expressed or implied, to act for or bind the LLC.

7.7 Execution of Documents.

(a) Any deed, deed of trust, bill of sale, lease agreement, security agreement, financing statement, contract of sale or other contract or instrument purporting to bind the LLC or to convey or encumber any of the assets of the LLC, may be signed by the President, or such other officer as the Board of Directors may designate, after obtaining the approval required by this Agreement, and no other signature shall be required.

(b) Any Person dealing with the LLC shall be entitled to rely on a certificate executed by any Officer (other than the officer whose incumbency is certified in the certificate) as conclusive evidence of the incumbency of any officer of the LLC and his authority to take action on behalf of the LLC, and shall be entitled to rely on a copy of any resolution or other action taken by the Board of Directors and certified by the President as conclusive evidence of such action and of the authority of the officer referred to in such resolution to bind the LLC to the extent set forth therein.

7.8 Budgets.

(a) The LLC will have an Operating Budget which will control each year’s operations. (References throughout this Agreement to the “Operating Budget” shall be deemed to refer to the then current year’s Operating Budget.) The Operating Budget shall be approved and adopted by the Board of Directors and may not be changed without approval by the Board of Directors. The Officers shall implement the Operating Budget and shall be authorized, subject to the provisions of Sections 7.3(b), without the need for further approval by the Board of Directors, to make the expenditures and incur the obligations provided for in the Operating Budget. The Officers shall operate within the confines of the Operating Budget and are not authorized to exceed the line item expenses in the Operating Budget.

(b) The Board of Directors and the Officers shall consult regularly concerning the implementation of the Operating Budget and the Officers shall notify the Board of Directors, in writing, of any anticipated material deviations under the Operating Budget.

(c) lf, for any reason, the Board of Directors is unable to agree by Majority Vote upon the terms of an Operating Budget, the Operating Budget for the immediately preceding Fiscal Year (other than extraordinary items or non-recurring items) shall apply for the Fiscal Year in question as if such budget was the approved Operating Budget for the Fiscal Year in question, provided that any particular line items in the proposed budget to which the Board of Directors agree by Majority Vote shall be substituted for the same line items in the prior year’s approved Operating Budget, and such budget, as revised, shall apply until a Majority Vote otherwise.

7.9 General Duties of Tax Matters and Financial Matters Member. The Holding Company is hereby designated the Tax Matters and Financial Matters Member. As such, the Tax Matters and Financial Matters Member shall take the primary initiative and be responsible, at the expense and on behalf of the LLC, to administer the tax and financial affairs of the LLC in accordance with and as limited by this Agreement and the Operating Budget. Subject at all times to the provisions of Section 7.3 above and subject to the Operating Budget limitations, the Tax Matters and Financial Matters Member shall be fully empowered by the Board of Directors to do the following:

(a) prepare any revised or subsequent Operating Budget to be approved by the Board of Directors as provided herein;

(b) render for taxation and pay with LLC funds all ad valorem taxes (if applicable), assessments, and other impositions applicable to the Property;

(c) retain, contract with, or employ and coordinate the services, of all tax or financial consultants, accountants, attorneys and other persons necessary or appropriate to carry out its responsibilities hereunder;

(d) to the extent funds of the LLC are available therefor, pay with LLC funds all debts and other obligations of the LLC, maintain all funds of the LLC in a LLC account, make distributions on a monthly or quarterly basis of all Net Cash Flow to the respective Members entitled thereto in accordance with Section 9.1 below, subject to retention of reasonable reserves for working capital contingencies, capital improvements, replacements and other reasonable contingencies as may be provided in the Operating Budget or approved by the Board of Directors;

(e) obtain insurance of any kind, nature, or description whatsoever upon or in connection with the management, use, ownership and/or operation of any of the Property belonging to the LLC;

(f) pay all sums of money at any time or times as may hereafter be owing by the LLC.

ARTICLE VIII

Profits and Losses; Special Allocations

8.1 Taxation as Partnership. The Members expect and intend that the LLC shall be treated as a partnership for all federal and state income tax purposes and each Member and the Members agree that they (i) will not on any federal, state, local or other tax return take a position, and shall not otherwise assert, inconsistent with such expectation and intent; or (ii) do any act or thing which would cause the LLC to be treated as other than a partnership for federal and state income tax purposes.

8.2 Profits. After giving effect to the special allocations set forth in Sections 8.4 and 8.5, Profits for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests.

8.3 Losses. After giving effect to the special allocations set forth in Sections 8.4 and 8.5 and subject to Section 8.6, Losses for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests.

8.4 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article VIII , if there is a net decrease in LLC Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of LLC income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in LLC Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 8.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article VIII , if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of LLC income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 8.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.7044-1(b)(2)(ii)(d)(6) of the Regulations, items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 8.4(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.4(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VIII have been made as if Section 8.4(c) and this Section 8.4(d) were not in the Agreement.

(e) Nonrecourse Deductions, Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) (1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-I(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the LLC, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the LLC in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Allocations Relating to Taxable Issuance of LLC Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the LLC to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized,

8.5 Curative Allocations. The allocations set forth in Sections 8.4(a), 8.4(b), 8.4(c), 8.4(d), 8.4(e), 8.4(f), 8.4(g) and 8.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of LLC income, gain, loss or deduction pursuant to this Section 8.5. Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of LLC income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all LLC items were allocated pursuant to Sections 8.2, 8.3, and 8.4(h).

8.6 Loss Limitation. Losses allocated pursuant to Section 8.3 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 8.3 hereof, the limitation set forth in this Section 8.6 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

8.7 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of LLC income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the LLC within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in LLC profits are in proportion to their Percentage Interests.

To the extent permitted by Section 1.704-2(h) (3) of the Regulations, the Board of Directors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

8.8 Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the LLC for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using any method permitted by the Regulations under Section 704(c) which is elected by the Board of Directors.

In the event the Gross Asset Value of any LLC asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 8.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE IX

Distributions

9.1 Net Cash Flow. During the term of the LLC, Net Cash Flow, if any, shall be distributed from time to time at the direction of the Board of Directors in the following order of priority:

(a) first, to the Members in payment of their outstanding Member Loans (and all interest accrued thereon) in proportion to each Member’s Member Loans (and all interest accrued thereon) bears to the Member Loans (and all interest accrued thereon) of all Members until the Member Loans (and all interest accrued thereon) have been repaid, such distributions being treated first as payment of accrued interest on such loans and next as payment of principal of such loans;

(b) second, to the Members in repayment of their Additional Capital Contributions, if any, in the ratio that each Member’s Additional Capital Contributions bears to the Additional Capital Contributions of all Members until the Additional Capital Contributions of all Members has been repaid;

(c) third, to the Members in payment of their Initial Capital Contributions, if any, in the ratio that each Member’s Initial Capital Contributions bears to the Initial Capital Contributions of all Members until the Initial Capital Contributions of all Members has been repaid; and

(d) thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

9.2 Amounts Withheld, All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the LLC or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 9.2 for all purposes under this Agreement. The LLC is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

9.3 Distributions In-Kind. If any assets of the LLC shall be distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions (and subject to a proportionate share of liabilities) as such Members would have been entitled to cash distributions if (i) such assets had been sold for cash by the LLC at the fair market value of such property (taking Code Section 7701(g) into account) on the date of distribution, (ii) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the LLC from such sale were allocated among the Members in accordance with Article VIII, and (iii) the cash proceeds were distributed to the Members in accordance with Section 9.1 The Capital Accounts of the Members shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence.

9.4 Tax Distribution. At the direction of the Board of Directors, the LLC may distribute to the Members annually an amount equal to the maximum federal and state income tax rate then applicable multiplied by the amount of income of the LLC taxed to each respective Member.

ARTICLE X

Restriction on Transfers of Percentage Interests

10.1 Assignment. Except as provided in Section 10.3 hereof, no Member may Transfer the whole or any part of its LLC Interest (including, without limitation, the capital or profits of the LLC) or withdraw from the LLC, without the prior written consent of the Board of Directors determined by Majority Vote. The right to vote or consent of a Director shall not be impaired or abrogated even if the vote or consent relates solely to such Director’s Interest. Each Member and Director hereby irrevocably waives any conflict of interest which may exist or be created as a result of any other Member’s and Director’s vote or approval with respect to a Transfer of its LLC Interest or with respect to the exercise of any right or approval provided in this Article X.

10.2 Changes in Control of Corporation or Entity. If and to the extent that any LLC Interest is now or in the future held by a corporation or other entity, any change in the control of such corporation or entity not contemplated by the terms of this Agreement shall constitute a Transfer for the purposes of this Agreement and shall be subject to the provisions of this Article X.

10.3 Transfer to Controlled Entity. A Member may transfer his interest to a trust established for estate planning purposes so long as such Member remains the trustee of such trust prior to his or her death. The transfer of an LLC Interest to the beneficiary of such a trust shall not violate the restrictions of this Article X.

10.4 Effect of Assignment; Documents. In the event of any Transfer permitted hereunder, then the assignee shall be substituted hereunder for the assignor as a Member of the LLC to the extent of the interest assigned or transferred, and the LLC shall not be dissolved or wound up but instead shall continue as before with, however, the addition or substitution of such new Member. No such assignment shall relieve the assignor from any of its obligations under this Agreement existing as of the date of execution of this Agreement or accruing prior to such assignment nor from any obligations (whether past or future) under any other agreement without the prior specific approval of such release by the LLC determined by the Board of Directors. Each Member shall execute such instruments and documents (including, but not limited to, amendments to this Agreement) as the Board of Directors shall reasonably request in order to confirm the foregoing and accomplish such assignment. Notwithstanding the foregoing, as a condition to such assignment, (i) the assignee must execute a written assumption agreement assuming all of the obligations of the assignor as to the interest being assigned and agreeing to be bound by the terms of this Agreement (as the same may have been amended from time to time) and a signed, original counterpart copy of which shall be filed with the LLC records, and (ii) such assignee must be approved as a substitute Member by the Board of Directors.

10.5 Transfer in Violation. No Transfer of the interest of a Member in violation of the provisions hereof shall be valid or effective for any purpose. In addition, in the event of any Transfer in violation of this Agreement (including any Transfer by reason of Section 10.2) and anything in this Agreement to the contrary notwithstanding, the transferring Member shall not be entitled (to the extent otherwise permitted hereunder) to participate in the management of the LLC from and after the date of the purported Transfer and all decisions regarding the LLC shall be made exclusively by the non-transferring Member(s) (to the extent otherwise permitted hereunder). No consent to one or more Transfers shall be construed as a consent to any other Transfer of the same or any other Member’s interest in the LLC.

10.6 Tag-Along and Drag-Along Rights.

(a) In the event a Member elects to transfer all or a portion of its LLC Interest (the “Selling Member”) to an unaffiliated third party (“Third Party”), all remaining Members (“Non-Selling Members”) shall have the right to cause the Selling Member to effect the transfer of such Non-Selling Members’ respective LLC Interest to such Third Party at an incremental price and on the same terms and conditions (the “Offer”) as the Selling Member proposes to transfer its LLC Interest to such Third Party (the “Tag-Along Right”).

(b) The Selling Member must deliver a Tag-Along notice to the Non-Selling Members not later than thirty (30) days prior to the consummation of the transfer described in Section 10.6(a) above. The notice delivered pursuant to this paragraph 10.6(b) will state (i) the bona fide intention of the Selling Member to effect the transfer described in paragraph 10.6(a) above, (ii) the name and address of the Third Party, (iii) the expected closing date of such transfer, (iv) the terms of such sale, and (v) a copy of the agreement providing for such sale. In order for the

Tag-Along Rights to be applicable, Non-Selling Members who choose to participate must deliver a written request for inclusion in such sale to the Selling Member within fifteen (15) days from the date of receipt of notice from the Selling Members.

(c) Each Non-Selling Member as part of its participation in the transfer pursuant to the Tag-Along Right shall make to the Third Party at a closing to be held at the offices of the LLC (or such other place as the parties agree), such representations and warranties, and shall enter into such agreements, as are approved by the Selling Member, including without limitation those customary and reasonable in the context of the proposed sale, including without limitation representations and warranties and indemnities with respect thereto that the transferee of the LLC Interest is receiving good and marketable title to such LLC Interest, free and clear of all pledges, security interests or other liens; provided, however, that with respect to any matter as to which a Non-Selling Member shall agree to provide indemnification (other than its own title to such LLC Interest), such Non-Selling Member shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined by the Member’s Percentage Interest. In addition, each Non-Selling Member and the Selling Member shall reasonably cooperate and consult with each other in order to effect the transfer described in paragraph 10.6, and each Member shall provide reasonable assistance to each of the other Members in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Third Party involved in such transfer and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. The Members shall share information with each other,

(d) In the event Members by a Majority Vote elect to transfer all of their LLC Interests to an unaffiliated third party, all remaining Members, shall be required to sell all of their respective Percentage Interest upon the same terms and at an incremental price as the selling majority Members propose to sell their LLC Interest to such unaffiliated third party (the “Drag-Along Right”). The Drag-Along Right shall be subject to similar conditions contained in Section 10.6(c).

10.7 INTENTIONALLY LEFT BLANK.

10.8 Sale Upon Bankruptcy or Creditor’s Levy or Involuntary Transfer.

(a) In the event that a Member files a petition for relief under the Bankruptcy Code (or other similar insolvency law) or in the event any creditor of any Member levies, attaches or otherwise obtains a nonconsentual interest in any LLC Interest or should any Court direct delivery, transfer or assignment of any LLC Interest to any person other than a Member for any reason (including, but not limited to, an order or judgment entered in a dissolution of marriage proceeding), the LLC may purchase and, if the LLC so chooses, such creditor or trustee or other recipient is obligated to sell to the LLC, at the purchase price as determined in accordance with paragraph 10.8(b) below, all of the LLC Interest then owned by such Member and acquired by such creditor or trustee or other recipient. The LLC’s right to purchase LLC Interest under this paragraph 10.8 must be exercised in writing and delivered to the creditor or trustee or other recipient within ninety (90) days after the event giving such creditor or trustee or other recipient any right to or interest in the LLC Interest. If such notice of exercise is not given by the LLC within such period of ninety (90) days, the unpurchased LLC Interest shall thereafter be free from the provisions of this paragraph 10.9 but shall not be free of the other provisions of this Agreement; provided, however, such transferee shall have no voting rights with regard to such LLC Interest nor any voting rights with regard to amending or terminating this Agreement.

(b) The purchase price for Units purchased pursuant to paragraph 10.8(a) above shall be an amount equal to the “fair market value” as defined in paragraph 10.9 and upon the terms hereinafter set forth in paragraph 10.10.

10.9 Purchase Price. The purchase price per Unit to be used for the calculations under paragraph 10.8 shall be the “fair market value” of the LLC Interest. For purposes of this Agreement, the term “fair market value” means:

(a) The price which the Members have agreed in writing is to be the fair market value if the Members have unanimously so agreed within the preceding twelve (12) months and evidenced by the execution of a written statement of fair market value;

(b) If the fair market value is not determined by paragraph 10.9(a) above, then the fair market value shall mean the fair market value agreed upon by and between the LLC (acting through its other members) and the then holder of the LLC Interest to be acquired;

(c) If the fair market value is not determined by paragraphs 10.9(a) and (b) above, then the fair market value shall be an amount equal to (i) four times EBITDA (as hereinafter defined) for the preceding fiscal year (ii) minus all debt of the LLC (iii) minus all Additional Capital Contributions and accrued unpaid interest thereon (iv) multiplied by the LLC Interest to be acquired. As used herein, the term “EBITDA” means annual net income for the LLC plus all of the following amounts for the LLC for the fiscal year to the extent deducted in calculating net income: (x) interest expense (including interest on Member Loans and Additional Capital Contributions); (y) federal, state and local income taxes; and (z) all amounts properly charged for depreciation of fixed assets and amortization of tangible assets.

10.10 Terms of Payment. At least ten percent (10%) of the Purchase Price determined pursuant to paragraph 10.9 shall be paid in cash at closing. The deferred portion of the Purchase Price shall be represented by the promissory note of the purchaser payable in ten equal annual payments after the closing date. Such promissory note shall (i) bear interest at the prime rate reported by The Wall Street Journal not to exceed fifteen percent (15%) per annum until paid except that after default the unpaid balance will bear interest at eighteen percent (18%) per annum; (ii) be secured by a first lien security interest in the LLC Interest purchased; and (iii) may be prepaid at any time without penalty.

10.11 Unit Exchange.

(a) At the election of the Holding Company, all other Members of the LLC shall surrender their Interest in the LLC in exchange for an equity interest in the Holding Company of equal value all as determined as set forth herein (the “Unit Exchange”). Such election may be exercised by the Holding Company at any time by delivering not less than thirty (30) days notice to the other Members setting forth the Holding Company’s election to implement such a Unit Exchange. Such notice shall state the number of Units in the Holding Company to be granted for each Unit in the LLC held by such Member. The Unit Exchange ratio shall be based on the relative Unit Values determined in accordance with paragraph (b) below.

(b) The Unit Value of Units issued by the LLC and the Unit Value of Units issued by the Holding Company shall be determined to arrive at the ratio of units in the Holding Company exchanged for Units in the LLC pursuant to a Unit Exchange. The Unit Value of Units in the LLC and the Unit Value of units in the Holding Company for such purposes shall be determined:

(i) by agreement by and between each Member of the LLC and the Holding Company; or

(ii) if the Unit Value is not determined pursuant to paragraph (i) above then the Unit Value of Units in the LLC and the Unit Value of Units in the Holding Company shall be determined by the appraiser selected in accordance with this paragraph 10.11(b). The Members of the LLC and the Holding Company shall each select an appraiser and these two appraisers shall select a third appraiser (the “Appraise,”). The Appraiser shall determine the total fair market value of the LLC and divide that amount by the total Units outstanding and after considering voting rights, discounts or premiums and entitlement to interest on Additional Capital Contributions applicable to the Interest being transferred, arrive at the Unit Value of the Units issued by the LLC to each Member to be exchanged for Units in the Holding Company. The Appraiser shall also determine the fair market value of the Holding Company and divide that amount by the total number of Units outstanding to arrive at the Unit Value of each Unit of the Holding Company.

(e) No Member, other than the Holding Company, shall have any voting right with respect to a Unit Exchange.

10.12 Consent to Merger. For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Member hereby irrevocably consents to the merger or consolidation by any legal means of the LLC with the Holding Company (or its successor) upon (i) the election of the Holding Company (or its successor); and (ii) the adoption of a plan of merger or other consolidation which provides Units of relatively equal value in the Holding Company or successor entity in exchange for the LLC Interest held by each Member. The determination of Unit Value shall be made in accordance with paragraph 10.11(b) above. No Member, other than the Holding Company, shall have any voting right with respect to the merger or consolidation by any legal means of the LLC with the Holding Company (or its successor).

10.13 Obligations of Members as Guarantors. In the event the Members become jointly and severally liable as guarantors for any indebtedness of the LLC, the Members agree among themselves as follows:

(a) That each Member’s liability as a guarantor upon such indebtedness (including interest and collection costs) shall be proportionate to the LLC Interest owned by such Member; and

(b) That each Member will pay his portion of the indebtedness, if not paid by the LLC, when and as the indebtedness matures; and

(c) That the undertaking of each Member to the other Members under this paragraph 10.10 is and shall be secured by a security interest in all the LLC Interest held by that Member; and

(d) That this Agreement shall constitute a security agreement under Article IX of the Uniform Commercial Code for the purposes stated in this paragraph 10.10 and the LLC or the secured party is hereby designated the attorney in fact of the debtor member authorized to execute and deliver and file such financing statements as may be necessary or appropriate to perfect the security interest granted herein; and

(e) That such security interest shall be subordinate only to the pledge, if any, given to the lender to secure any such indebtedness.

10.14 Obligations of Members as to Security. In the event that all of the Members pledge security for payment of any indebtedness of the LLC, the Members agree that, as among themselves, they shall be liable upon such indebtedness in accordance with the provisions of paragraph 10.10 and that their liability will be secured in the manner stated in paragraph 10.10.

ARTICLE XI

Dissolution and Termination

11.1 Events Triggering Dissolution.

(a) The LLC shall be dissolved upon the earliest to occur of the following events:

(i) a Majority Vote of the Members that the LLC should be dissolved;

(ii) the Bankruptcy (as defined below) of the LLC;

(iii) the closing of the sale or other disposition of all or substantially all of the Property (other than cash or cash equivalents) and the receipt of all funds derived therefrom.

(b) For the purposes of this Agreement, a “Bankruptcy” shall be deemed to occur when a person or entity:

(i) files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law;

(ii) is the subject of a petition or answer proposing the adjudication of such person or entity as a bankrupt and such person or entity either consents to the filing thereof, or fails to cause such petition or answer to be discharged or denied prior to the expiration of ninety (90) days from the date of such filing; or

(iii) is the subject of an order for relief entered by any bankruptcy court or tribunal of competent jurisdiction.

11.2 Termination. Except as otherwise provided in this Agreement, upon the dissolution of the LLC, the LLC shall be terminated. Upon the termination of the LLC for any reason, and after the payment of the debts and liabilities of the LLC (other than to the Members) and the expenses of liquidation, and to establish any reserves that the Members, in accordance with sound business judgment, deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the LLC or its business which reserves may be paid over by the Members to an escrow agent, the LLC may, upon a Majority Vote, cause the independent public accountant then acting for the LLC to make a complete and final audit of the LLC’s books, records and accounts, and all final adjustments between the Members shall be made upon the basis of such audit. Upon any such termination, (a) the assets of the LLC shall be sold to an unrelated third party and the proceeds shall be distributed as provided by Section 9.1 hereof and, in all events, in accordance with the capital account maintenance requirements of Treasury Regulations Section 1.704-1(b); unless (b) the Member(s) agree to sell its or their Percentage Interest to one or more of the other Members at a negotiated price within six (6) weeks from the date of Termination.

11.3 Articles of Dissolution. Upon the completion of Termination of the LLC, Articles of Dissolution shall be filed with the Secretary of State of Delaware pursuant to the Act.

ARTICLE XII

Liability and Indemnification; Conflict of Interest

12.1 Liability and Indemnification. The LLC, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the Directors, Officers and Members and their respective officers, directors, partners, employees, agents, Affiliates, successors and assigns, for any liability, loss or damage incurred by them or by the LLC by reason of any act performed or omitted to be performed in connection with the activities of the LLC in dealing with third parties on behalf of the LLC, including reasonable costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage, provided that the act or omission of the Director, Officer or Member does not constitute fraud, bad faith, wilful misfeasance, gross negligence, breach of fiduciary duty or breach of a material provision of this Agreement by the Director, Officer or Member, and provided further that any such indemnification shall be recoverable only from assets of the LLC and not from the assets of any Member. The LLC shall not pay for any insurance covering liability of any Director, Officer or Member or of its officers, directors, partners, employees, agents, Affiliates, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the LLC from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any person owning comparable property and engaged in a similar business.

12.2 Conflict of Interest. No Member or Director shall be prohibited or restrained from voting on any matter because of a conflict of interest. The right of a Member or Director to vote or consent shall not be impaired or abrogated as a result of a conflict of interest. Voting on any matter by a Member or by a Director who has or may have a conflict of interest shall not be deemed to be or otherwise constitute a lack of good faith or the breach of any duty, express or implied, including but not limited to the duty of loyalty or any fiduciary duty.

ARTICLE XIII

Accounting

13.1 Method of Accounting. The books and records of the LLC shall be kept in accordance with generally accepted accounting principles consistently applied, unless otherwise required under the Code.

13.2 Books and Records. A complete set of books of account of the LLC shall, at all times, be maintained by the LLC at the LLC’s principal office. Such principal offices shall be open during normal business hours for the reasonable examination of the books of account and other books, documents, and records of the LLC by the Members or their authorized representatives. The right to examination provided by this Section 13.2 shall include the right to make copies of the books of accounts and other books, documents and records of the LLC.

13.3 Annual Reports. The annual financial statements of the LLC shall be audited (unless the Board of Directors determines that a reviewed or compiled statement is adequate) and reported on as of the end of each Fiscal Year by a firm of independent certified public accountants selected by the Board of Directors. A copy of the annual report shall be transmitted to the Members within ninety (90) days after the end of each Fiscal Year.

13.4 Federal Tax Returns. The LLC shall cause the LLC’s independent public accountants to prepare, on or before April 1 of each year, at the expense of the LLC, for each preceding Fiscal Year (or part thereof), a Federal information tax return in compliance with the provisions of the Code and any required state and local tax returns. The Holding Company shall serve as the LLC’s “Tax Matters Partner” as such term is defined in the Code and shall keep the Board of Directors fully informed, at all times, of its actions taken in such capacity.

ARTICLE XIV

Reports and Statements

14.1 Tax Return Information. By the first day of April of each Fiscal Year, the LLC, at its expense, shall cause to be delivered to each Member such information as shall be necessary (including a statement for that year of each Member’s share of net income, net losses and other items of the LLC) for the preparation by the Members of their Federal, state and local income and other tax returns.

14.2 Financial Statements. Within ninety (90) days after the end of each Fiscal Year, the LLC shall cause to be delivered to each Member a financial statement of the LLC for the prior Fiscal Year, prepared at the expense of the LLC, which financial statement shall set forth, as of the end of and for such Fiscal Year, the following:

(a) a profit and loss statement and a balance sheet of the LLC;

(b) the balance in each Member’s Capital Account; and

(c) such other information as shall be reasonably necessary for the Members to be advised of the financial status and results of operations of the LLC.

ARTICLE XV

Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

15.1 Act: The Delaware Limited Liability Company Act as enacted in the Delaware Statutes.

15.2 Additional Capital Contribution: Amounts, if any, to be contributed to the capital of the LLC by a Member pursuant to Sections 5.2.

15.3 Adjusted Capital Account Deficit. With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

15.4 Affiliate: With respect to a person or entity, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity. The term “control” shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting interests of such person or entity.

15.5 Agreement: This Operating Agreement of Limited Liability Company and any amendments thereto.

15.6 Attorneys’ Fees: All reasonable fees charged by an attorney for his services and the services of any paralegals, legal assistants or law clerks, including (but not limited to) reasonable fees charged for representation at the trial level and in all appeals.

15.7 Authorized Representatives: The persons designated from time to time by the Members to represent their respective interests in all matters requiring the consent or approval of the Members, as such persons may vary from time to time. Each Member may, upon written notice to other Members at any time and from time to time, appoint, substitute and replace an Authorized Representative. The written statements or representations of an Authorized Representative shall be deemed to be the authorized statements and representations of the Member represented, and the other Members shall be entitled to rely upon such statements and representations as being the written statements or written representations of the Member represented.

15.8 Board of Directors: The two person board of directors established pursuant to Section 7.1 hereof.

15.9 Capital Account: With respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions (including Additional Capital Contributions), (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 8.4 or Section 8.5 hereof, and (C) the amount of any LLC liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the LLC by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the LLC makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 8.4 or Section 8.5 hereof, and (C) the amount of any liabilities of such Member assumed by the LLC or which are secured by any Property contributed by such Member to the LLC;

(iii) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the LLC or any Members, are computed in order to comply with such Regulations, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XI hereof upon the dissolution of the LLC. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the LLC’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

15.10 Capital Contributions: The aggregate contributions made (including Additional Capital Contributions) by a Member to the capital of the LLC pursuant to the provisions of Article V hereof.

15.11 Code: The Internal Revenue Code of 1986, as amended, and any successor statute thereto.

15.12 Contracts: All service contracts, maintenance agreements, employment agreements, management agreements, and any other agreements affecting the use, ownership or operation of the Business or the LLC.

15.13 Current Operating Expenditures: The expenditures of the LLC for each Fiscal Year, or part thereof, arising from the ordinary course of the LLC’s business, including, without limitation, the following:

(i) general operating expenses including, but not limited to, legal, accounting and other professional fees, marketing, construction and leasing expenses, and any other expenses expended on behalf of the LLC in relation to its business operation;

(ii) payments of principal and interest upon any indebtedness of the LLC including the Member Loans;

(iii) any cash expended by the LLC for taxes, insurance, or assessments;

(iv) the establishment of appropriate reserves for debt service, capital improvements and repairs, to provide working capital or any other contingency of the LLC; and

(v) payments of interest on Additional Capital Contributions.

15.14 Director: A member of the Board of Directors.

15.15 Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

15.16 Fiscal Year: The fiscal year of the LLC, which shall be the calendar year.

15.17 Gross Asset Value: With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the LLC shall be the gross fair market value of such asset, as determined by the Board of Directors provided that the initial Gross Asset Values of the assets contributed to the LLC pursuant to Section 5.1 hereof shall be as set forth in such section;

(ii) The Gross Asset Values of all LLC assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account, as determined by the Board of Directors as of the following times: (A) the acquisition of an additional interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the LLC to a Member of more than a de minimis amount of LLC property as consideration for an interest in the LLC; and (C) the liquidation of the LLC within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board of Directors reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the LLC;

(iii) The Gross Asset Value of any item of LLC assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Directors; and

(iv) The Gross Asset Values of LLC assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of

“Profits” and “Losses” or Section 8 4(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

15.18 Gross Revenue; The revenue of the LLC derived from any source other than Capital Contributions and loans made to the LLC.

15.19 Initial Capital Contribution: The cash or property required to be contributed to the capital of the LLC by a Member pursuant to Section 5.1 hereof.

15.20 LLC: The limited liability company formed pursuant to this Agreement and the Certificate of Formation and the limited liability company continuing the business of this limited liability company in the event of dissolution of the limited liability company as herein provided.

15.21 LLC Interest or Interest: All the right, title and interest of a Member in the LLC represented by the Units owned by such Member as the same may vary from time to time pursuant to the terms of this Agreement, including the rights of a Member to a return of its Capital Contributions, and all other distributions hereunder, and all other rights under or interest in this Agreement or any Certificates issued hereunder to evidence such Member’s Units.

15.22 Majority Vote: With respect to Members, the written vote and consent of more than 50% of the Interests held by the Members of the LLC. With respect to the Board of Directors, the vote and consent of a majority of the Directors.

15.23 Member Nonrecourse Debt: Member Nonrecourse Debt has the same meaning as the term partner “nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

15.24 Member Nonrecourse Debt Minimum Gain: An amount, with respect to each Member Nonrecourse Debt, equal to the LLC Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

15.25 Member Nonrecourse Deductions: Member Nonrecourse Deductions has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

15.26 Net Cash Flow: The Gross Revenue for an applicable period less the Current Operating Expenditures for the same period.

15.27 Nonrecourse Deduction: Nonrecourse Deductions has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

15.28 Nonrecourse Liability: Nonrecourse Liability has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

15.29 Officers: The executive officers of the LLC appointed by the Board of Directors pursuant to Section 7.5 hereof.

15.30 Operating Budget: The then applicable twelve (12) month operating line item budget for the LLC, which shall be approved by the Board of Directors in the manner set forth in Section 7.8 above.

15.31 Percentage Interest: With respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date.

15.32 Profits and Losses: For each Fiscal Year, an amount equal to the LLC’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication);

(i) Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any LLC asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the LLC, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 8.4 or Section 8.5 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to Sections 8.4 and 8.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

15.33 Property: All right, title and interest of the LLC in the assets owned by the LLC whether real or personal property or tangible or intangible property.

15.34 Regulations: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

15.35 Transfer: The assignment, transfer, sale, hypothecation, mortgage, pledge or encumbrance, directly, indirectly, by operation of law, or otherwise, of an LLC Interest.

15.36 Unanimous Vote. The written vote and consent of 100% of the Interests held by the Members of the LLC.

15.37 Units. An ownership interest in the LLC, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such person to comply with the terms and conditions of this Agreement.

ARTICLE XVI

Miscellaneous

16.1 Amendment. This Agreement may be amended by Majority Vote of the Members.

16.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

16.3 Partition of the Property. Each Member agrees that it shall have no right to partition the Property, or any portion thereof, and each Member agrees that it shall not make application to any court or authority having jurisdiction in the matter to commence or prosecute any action or proceeding for partition of the Property, or any portion thereof. Upon the breach of this Section 16.3 by any Member, the other Member, in addition to all other rights and remedies in law and equity, shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

16.4 Notices. Notices required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by certified mail, return receipt requested, in a postage prepaid envelope, addressed to the LLC at its place of business and to the recipient member at such address as shall, from time to time, be supplied in writing to the LLC by such Member. Any such notice shall be deemed given upon receipt if hand delivered, upon delivery to Federal Express or another reputable overnight courier service or three (3) business days following the date mailed, if mailed certified mail, return receipt requested.

16.5 No Waivers. The waiver of any breach or default of any of the terms, provisions or covenants of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default of such term, provision or covenant or of any other term, provision or covenant contained herein.

16.6 Severability. If any court of competent jurisdiction shall determine any provision of this Agreement or its application to any party or circumstance to be invalid and unenforceable to any extent, then the remainder of this Agreement or the application of any such provision to any other person or circumstance shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

16.7 Benefits; Binding Effect. The covenants and agreements contained herein shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns. Any permitted person or entity succeeding to the interest of a Member hereunder shall succeed to all of such Member’s rights, interests and obligations under this Agreement and be subject to all of the terms and conditions of this Agreement.

16.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

16.9 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa.

16.10 Interpretation. Each of the parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, this Agreement shall not be construed unfavorably toward a party or parties on the ground that the party or parties or their legal counsel was the draftsman thereof.

16.11 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

16.12 Arbitration.

(a) Subject to paragraph (b) below, all disputes arising hereunder shall be settled by arbitration. The arbitrators shall be selected and the arbitration shall be conducted pursuant to the rules of the American Arbitration Association. The determination rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such determination shall be accompanied by a written opinion of the arbitrators giving the reasons for the determination. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the fees and expenses of the arbitrators shall be divided equally.

(b) Any arbitration hereunder shall be conducted in Jacksonville, Florida. The parties hereto consent to the jurisdiction of the courts of the State of Florida for purposes of enforcing any award rendered by the arbitrators hereunder.

(c) If any action or proceeding to enforce this Agreement or any provision hereof is brought by any Member, the prevailing party shall be entitled to recover from the non-prevailing party its Attorneys’ Fees and its costs and expenses of suit, including actual attorneys’ and consultants’ fees. In the event that any party hereto secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any cost of expense incurred in enforcing or in successfully appealing from such judgment, including, without limitation, actual Attorneys’ Fees shall be paid by the party or parties against whom such judgment has been rendered or against whom an appeal is won, and shall be recoverable separately from and in addition to any other amount included in such judgment. This Section is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgments.

16.13 Time of Essence. Time is of the essence with respect to all matters contained herein.

16.14 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective legal representatives and permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

16.15 Liability to Third Parties. No member, Director, agent or employee of the LLC shall be liable for any debt, obligation or liability of the LLC, whether arising in contract, tort or otherwise, or for the acts or omissions of any other member, Director, agent or employee of the LLC, whether arising in contract, tort or otherwise. Nothing contained herein, or in any other document or instrument executed and delivered in connection with the formation or management of the LLC, shall be deemed to be an agreement to or other undertaking personally by any member, Director, agent or employee for any debts, obligations or liabilities of the LLC.

16.16 Integration. This Agreement and the documents referred to herein constitutes the entire agreement and understanding among the parties hereto with respect to the subject of this Agreement, and cancels all prior memorandums, discussions and agreements with respect to such subject matter, and no alteration, modification, amendment or interpretation of this Agreement shall be binding unless in writing and signed by the Member against whom enforcement is sought.

16.17 Facsimile Signatures. The execution hereof may take place by mail or by use of facsimile transmitted documents. All signatures by facsimile shall be considered original signatures whether or not the original is thereafter delivered.

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement of Limited Liability Company as of the day and year first above written.

ADVANCED DISPOSAL SERVICES, LLC

By: Charles C. Appleby, President

ADVANCED DISPOSAL SERVICES MACON, LLC

By: ADVANCED DISPOSAL SERVICES, LLC

By: Charles C. Appleby, President

APPENDIX A

MEMBER NAME	ADDRESS	INITIAL CAPITAL CONTRIBUTION	PERCENTAGE INTEREST	UNITS ISSUED
Advanced Disposal Services, Inc.	7915 Baymeadows Way, Suite 300, Jacksonville, Florida 32256	$100.00	100%	100